As filed with the Securities and Exchange Commission on January 24, 2005
                                                    Registration No. 333-118049
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT No. 1

                                       TO

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ADSOUTH PARTNERS, INC.
             (Exact name of registrant as specified in its charter)

                          Non-Qualified Stock Options
        Adsouth Partners, Inc. Amended and Restated Stock Incentive Plan Adsouth Partners, Inc. Amended and Restated Management Incentive Plan
                              (Full Title of Plan)

                             Asher S. Levitsky P.C.
                        Esanu Katsky Korins & Siger, LLP
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 716-3239
                              Fax: (212) 716-3338
(Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                Mr. Anton Lee Wingeier, Chief Financial Officer
                             Adsouth Partners, Inc.
                       1515 N. Federal Highway, Suite 418
                              Boca Raton, FL 33432
                                 (561) 750-0410
                              Fax: (561) 750-0420

PROSPECTUS

                               34,938,944 Shares
                             ADSOUTH PARTNERS, INC.
                                  Common Stock
                          OTC BB Trading Symbol: ADPR

         The selling stockholders may sell up to 34,938,944 shares of common stock from time to time:

         *  On the Over-the-Counter Bulletin Board.

         * To a broker-dealer, including a market maker, who purchases the shares for its own account.

         *  In private transactions or by gift.

         The selling stockholders may also pledge their shares from time to time, and the lender may sell the shares upon foreclosure.

         The shares are being offered by the selling stockholders have been issued pursuant to stock grants (23,938,944 shares) or are issuable pursuant to outstanding options (11,000,000 shares). We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding options if and when the options are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $3,000.

         Investing in shares of our common stock involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is January 24, 2005

                                TABLE OF CONTENTS

                                                                         Page

Risk Factors                                          2
Use of Proceeds                                       9
Selling Stockholders                                  9
Plan of Distribution                                 11
Available Information                                12
Incorporation of Certain Documents by Reference      13
Legal Matters                                        13
Experts                                              13


                                  RISK FACTORS

         Statements in this prospectus may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed under "Risk Factors" in this prospectus and in our Form 10-KSB annual report for the year ended December 31, 2003, those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-KSB annual report for the year ended December 31, 2003 and our Form 10-QSB quarterly report for the quarter ended September 30, 2004, and those described and in any other filings which we make with the SEC. In addition, such statements could be affected by risks and uncertainties related to our financial condition, the availability of financing, the ability to generate clients for the direct response marketing business and the ability to successfully develop Dermafresh and Miko products businesses and other factors which affect the industries in which we conduct business, market and customer acceptance, competition, government regulations and requirements and pricing, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

Our Direct Response Marketing Business

Because of our dependence on a limited number of customers, one of which is delinquent in a significant account receivable, our failure to generate business for our direct response marketing business could impair our ability to continue in that business.

During 2003, 94% of our revenue was generated from three clients, one of which changed agencies at the end of 2003 and another of which we believe is reformulating its business plan. During the first nine months of 2004, approximately 93% of our revenue from direct response marketing and 70% of our total revenue resulted from one of these clients. This client, which accounted for approximately 73% of our accounts receivable at September 30, 2004, is delinquent as to the payment of $650,000 of its outstanding balance to us, which has impaired our cash position. We may have to establish a reserve for a significant portion of this account receivable at December 31, 2004. The absence of a significant client base may impair our ability to attract new clients. We cannot assure you that we will be able to operate our direct response marketing business profitably, and, if we are not able to do so, we may discontinue that business.

Our failure to develop and sustain long-term relationships with our clients would impair our ability to continue our direct response marketing business.

Almost all of our agreements for our direct response marketing business are short-term or single project agreements. If our clients do not continue to use our services, and if we are unable always to replace departing clients or generate new business in a timely or effective manner our business could be significantly and adversely affected.

Because our direct response marketing clients are smaller companies that are highly subject to fluctuations in the economy, our direct response marketing business will be especially subject to adverse economic trends.

Since downturns in the economy have generally had a more severe effect upon smaller companies, especially single-product companies, than larger companies, any changes or anticipated changes in the economy which cause these companies to reduce their advertising, marketing and promotion budget or which impair the ability of these companies to borrow money or raise capital or otherwise implement their business plans would impair our direct response marketing business.

Our Dermafresh Business

Although we recently acquired a new product line, which is unrelated to our direct response marketing business, we may not be able to generate profits from this line.

In February 2004, we acquired the Dermafresh line of skin care product, and we have obtained the rights to additional products under the Dermafresh brand name. Since we acquired the product line, we have incurred product development and marketing expenses although we have not generated any income from this product line to date. We are seeking to market the product primarily through major retail and drug chains. Our ability to operate this business profitably will be dependent upon a number of factors, including:

* our ability to obtain shelf space in stores, in face of competition from numerous major and specialty skin care companies that presently dominate the market;

* our ability to price our product at levels that make it attractive to retail customers,

* the user's response to the product, including their willingness to make repeat purchases, and

* the word-of-mouth response to our product and the ability to develop brand recognition for the Dermafresh name.

If we are not able to obtain and retain shelf space or if the user's response to our product is not favorable we may be unable to continue in this business. Furthermore, even if we are initially successful in placing our Dermafresh products in drug stores and other retail outlets, the failure to generate customer acceptance is likely to impair our ability to retain shelf space. We cannot assure you that we will be successful in generating either adequate shelf space or customer acceptance.

We may be subject to claims arising from the use of our Dermafresh products.

As a company that markets and sells skin care products, we may be subject to claims relating such concerns as allergic or other reaction to the products and claims as to the efficacy of the products even if the products are manufactured by others. We cannot assure you that we will not be subject to such claims or that we will be successful in defending any such claims. Any litigation, regardless of the outcome, would entail significant costs and use of management time which could impair our ability to generate revenue and profit. In the event that we have liability from a claim relating to our Dermafresh products, our insurance may not be sufficient to cover our liability.

Because we have no manufacturing facilities we are dependent upon third party suppliers to manufacture our Dermafresh products.

All of our Dermafresh products are manufactured for us by non-affiliated manufacturers pursuant to purchase orders, and we do not have any long-term agreements with any supplier. We rely upon our suppliers to develop and test their formulations, to produce a uniform product for us in facilities that comply with applicable laws, to implement adequate quality control procedures and to deliver product to us in a timely manner. Our Dermafresh business will be impaired by the failure of our suppliers to do any of the foregoing. Further, in the event that we change suppliers, it may be necessary to change the formulations of one or more of our Dermafresh products, and we cannot assure you that we will have a smooth transition to a new supplier or that we will not encounter other serious problems in the quality or delivery of products resulting from a change in supplier.

We have no patent rights to our Dermafresh products or registered trademark for the Dermafresh name.

Although our suppliers have advised us that they have patent rights or licenses to those ingredients in our formulations which are proprietary and that the formulations have been developed either by the manufacturers or by us, we cannot assure you that our Dermafresh products do not infringe upon the patent or other proprietary rights of others. In the event that a supplier's formulation infringes upon the rights of a third party, the third party may include us in any litigation, which may be expensive regardless of whether we or our manufacturer ultimately prevails. Further, we do not have a registered trademark for the Dermafresh name.

Our Specialty Foods Business

Our lack of experience in the specialty food business may impair our ability to market and sell the products.

With the consummation of the acquisition of assets of Miko Brands, LLC in January 2005, we acquired the rights to products which are in a market which is different from the market for our Dermafresh products and one in which we have no prior experience. Because of the difference in the nature of the market, we may not be successful in generating significant revenue or income from these products. If we are unable to generate revenue from these products, both our working capital and our ability to operate profitably will be impaired.

The development and implementation of a marketing program for Miko products will require significant cash expenditures with no assurance of success.

Miko Brands did not generate significant revenue from its products prior to its sale of assets to us. We have not yet developed a marketing and sales program for these products, and we will need to develop a marketing program that will seek both to create market awareness of Miko products and to place Miko products on the shelves of retail outlets. In this connection we expect that we will need to hire experienced personnel and establish a distribution network of food distribution companies that would deliver our products to the retail outlets and obtain shelf space. The implementation of a marketing and sales program could involve significant cash expenditures. We cannot assure you that we will be successful in the development or implementation of a marketing program, and if we are not successful in implementing such a plan, the results of our operations and our financial position could be impaired.

Because our Miko products business is subject to consumer tastes and preferences, if we cannot satisfy consumer taste, we will not be able to operate this business profitably.

The food industry in general and the specialty food industry in particular is subject to changes in consumer preference. Consumer preferences in products such as sauces and marinades is affected by popular tastes, which can change dramatically over a short period of time. In addition, diet fads, including low carbohydrate and low fat diets may affect the willingness of consumers to purchase products which they do not believe fit within the constraints of their diets. If we are not able to adapt our products to meet and anticipate customer preferences, we may be unable to operate this business profitably.

Because we expect that we may purchase our product from a company owned by Miko Brands' sole member and chief executive officer, we may be dependent upon that supplier for our products.

We do not have any facilities for the production or distribution of our Miko products. We have given a company owned by Martin Carter, the sole member and chief executive officer of Miko Brands, a manufacturing license to manufacture Miko products for us under certain conditions. If this company does not produce our Miko products, we will need to retain another source for the production of these products. Since we will not have control over the manufacturing of our Miko products, we will be dependent upon a third party, which may be a company controlled by Mr. Carter, to supply us with the quality and quantity of products that we require and insure quality control for the products. Mr. Carter does not have experience in producing large quantities of product. If his company or any other third party supplier is unable to supply us with the quality and quantity of product that we request or to develop new products in response to changing consumer preferences, we may be unable to implement our marketing plan and may have to discontinue this business.

We have no patent rights to our Miko products.

Although our Miko products are based on proprietary formulations which we acquired from Miko Brands, we cannot assure you that these products do not infringe upon the patent or other proprietary rights of others or that Miko Brands took the necessary steps to protect the proprietary rights to these products.

We may be subject to claims arising from the our Miko products.

We may be subject to claims relating such concerns as allergic or other reaction to the food products or to impurities in the foods which may arise either in the manufacturing process or by tampering. We cannot assure you that we will not be subject to such claims or that we will be successful in defending any such claims. Any litigation, regardless of the outcome, would entail significant costs and use of management time which could impair our ability to generate revenue and profit. In the event that we have liability from a claim relating to our Miko products, our insurance may not be sufficient to cover our liability.

General

We require substantial additional funds for our operations.

At September 30, 2004, we had working capital of approximately $1.3 million. Our available working capital has decreased substantially since September 30, 2004 as a result of the failure of our major direct response customer to pay an outstanding invoice in the amount of $650,000. This failure has impaired our cash position at a time when we require cash for expansion of our business. We require significant cash during 2005, particularly in the first quarter, in order to implement an aggressive marketing program for both our Dermafresh and Miko products. Our failure to raise the necessary capital could hurt our businesses and could require us to scale down or terminate some or all of our operations.

Our failure to collect a significant account receivable may result in a significant charge to income during the fourth quarter of 2004.

Our largest customer during the nine months ended September 30, 2004, has failed to pay $650,000 of the amount due as of the date of this prospectus, and has contested a significant portion of this amount. The $650,000 receivable represents approximately 64% of our accounts receivable at September 30, 2004 and approximately 54% of our working capital at such date. We may have to reserve a significant portion of this account receivable at December 31, 2004. Although we cannot determine the amount, if any, of the reserve, it is possible that the reserve could exceed $550,000, which would affect both our financial condition and the results of our operations for the quarter and year ended December 31, 2004.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of our cash position, our stock price and our immediate cash requirements, it is difficult for us to raise capital for our present businesses and for any planned expansion. We cannot assure you that we will be able to get financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.

We may not be able to continue to grow through acquisitions.

An important part of our growth strategy is to acquire other businesses or product lines, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

*  the difficulty of assimilating acquired products, services or operations;

* the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

* the difficulty of incorporating acquired rights or products into our existing business;

* difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

* difficulties in maintaining uniform standards, controls, procedures and policies;

* the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

* the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

* the effect of any government regulations which relate to the business acquired;

* potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Because of our size, we may have difficulty competing with larger companies that offer similar products and services.

All of the business in which we compete -- the advertising industry in general, and the direct marketing business in particular, as well as the skin care products and the specialty foods industries -- are highly competitive, and include major international companies as well as numerous smaller companies. Other companies not only have greater staff, resources and public recognition than we have, but also have the ability to offer other services which we either cannot or do not offer. We may not be able to compete successfully with such competitors.

Because we are dependent on our management, the loss of key executive officers and the failure to hire additional qualified key personnel could harm our business.

Our advertising agency business is largely dependent upon our chairman and chief executive officer, John P. Acunto, Jr. Our advertising agency business may be adversely affected if Mr. Acunto or any of our key management personnel or other key employees left our employ. Our Dermafresh and Miko businesses are largely dependent upon our president, John Cammarano. These businesses may be adversely affected if Mr. Cammarano left our employ. Furthermore, we need to hire additional executive, managerial, marketing and other key employees for our direct response marketing business and our Dermafresh and Miko products businesses. We cannot assure you that we will be successful in engaging and retaining such personnel and the failure to engage qualified personnel will have a material adverse effect upon our business.

Control by our management might limit independent, public shareholder influence over our corporation and prevent a third party from acquiring us even if an acquisition is in the best interest of our stockholders.

As of December 31, 2004, John P. Acunto, Jr., our chairman of the board and chief executive officer, together with his wife, Angela Acunto, beneficially own 59.0% of our outstanding common shares, and exercise control over our operations and have the power to elect all of the members of our board of directors and approve any matter requiring stockholder approval.

We may issue preferred stock without approval of our stockholders which could make it more difficult for a third-party to acquire us and depress our stock price.

Our certificate of incorporation permits us to issue up to 3,500,000 shares of series A convertible preferred stock, each share of which is convertible into 100 shares of common stock upon a change of control. In addition, we have the authority to issue 1,500,000 shares of preferred stock without a vote of our stockholders. In the future, our board of directors may issue one or more series of preferred stock that has more than one vote per share or which give the holders other preferential rights which may dilute or impair the rights of the holders of common stock. As a result, our board of directors can issue such stock to investors who support our management and give effective control of our business to our management.

Our stock price may be affected by shares of common stock becoming available for public sale.

We estimate that the public float for our common stock presently consists of approximately 15,113,282 shares of common stock, excluding the 34,938,944 shares which may be sold pursuant to this prospectus. An additional 12,084,098, that were acquired by The Tiger Fund in May 2003 and 28,000,000 shares that were issued to John and Angela Acunto in January 2004 will become salable pursuant to Rule 144 commencing one year from the date of purchase, subject to the volume limitations of such rule. In January 2005, we issued 950,000 shares of common stock to Mr. Carter, as the designee of Miko Brands, as consideration for the purchase of the Miko Brands assets. These shares would become eligible for sale pursuant to Rule 144 commencing in January 2006. Under the volume limitations of Rule 144, a stockholder, together with members of his or her family, may not sell more than 1% of our outstanding common stock in any three month period. The availability of a significant number of shares of common stock for public sale could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing shareholders.

We anticipate using stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing shareholders and could result in a decline in the value of our stock price.

We do not anticipate paying dividends on our common stock.

Our stock is subject to significant restrictions and limitations imposed by the SEC's penny stock rules.

Because our stock is traded on the OTC Bulletin Board and our stock price is very low, our stock is subject to the SEC's penny stock rules, which impose additional sales practice requirements on broker-dealers which sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to sell any common stock they may own.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares. If , and to the extent that options are exercised, we will receive the exercise price of the options.

                              SELLING STOCKHOLDERS

     The following table and discussion sets forth:

     *______the name of each selling stockholder,

     *______the nature of any position, office or other material relationship, if any, which the selling stockholder has had with us or any of our affiliates within the last three years,

     *______the number of shares of common stock owned by each selling stockholder as of December 31, 2004;

     *______the number of shares of common stock offered for each selling stockholder's account, and

     *______the percentage owned by each selling stockholder after completion of the offering.

                                              Shares of
                                              Common Stock
                            Shares of         Offered For       Shares of
                            Common Stock      Account           Common Stock      Percentage
                            Owned Prior       of Selling        Owned After       Owned
Selling Stockholder         to Offering       Stockholder       Offering          After Offering
----------------------      -----------       -----------       --------          --------------
John P. Acunto, Jr.(1)       29,999,300        15,000,000       14,999,300             15.8%
Angela E. Acunto(1)          29,000,000        15,000,000       14,000,000             14.7%
John Cammarano                2,042,611         2,042,611             -0-              -0-
Gary Hohman                   1,763,000         1,763,000             -0-              -0-
Anton Lee Wingeier              700,000           700,000             -0-              -0-
Sandra Carrillo                 100,000           100,000             -0-              -0-
Lauren Martinez                 100,000           100,000             -0-              -0-
Alexandra Sanchez               100,000           100,000             -0-              -0-
Kenneth Levy                    100,000           100,000             -0-              -0-
Michelle LaCerte                 33,333            33,333             -0-              -0-

(1) John P. Acunto, Jr. and Angela E. Acunto are husband and wife. Mr. and Mrs. Acunto may each be deemed to beneficially own the shares of common stock owned by the other. Thus, each of Mr. and Mrs. Acunto may be deemed to own beneficially 58,999,300 shares of common stock, representing 59.0% of the outstanding common stock. After giving effect to the sale of all of the shares of common stock being offered by both of Mr. and Mrs. Acunto, they may each be deemed to own beneficially 28,999,300, or 30.5% of the outstanding common stock. Each of Mr. and Mrs. Acunto disclaims beneficial interest in the shares of common stock owned by the other.

        John P. Acunto, Jr. is our chairman of the board, chief executive officer and sole director. Angela E. Acunto is our executive vice president. On January 4, 2004, pursuant to a share exchange agreement between the Tiger Fund, which was then our principal stockholder, Adsouth, Inc., and Mr. and Mrs. Acunto, the Tiger Fund transferred 14,000,000 shares of the Common Stock it owned to each of Mr. and Mrs. Acunto in exchange the transfer of 100% of the stock of Adsouth, Inc. to us. Mr. and Mrs. Acunto each owned 50% of the outstanding stock of Adsouth, Inc. Upon the completion of the share exchange, Mr. and Mrs. Acunto owned an aggregate of 28,000,000 shares of our common stock, representing 53.67%, of the then issued and outstanding common stock, and Adsouth, Inc. became our wholly-owned subsidiary. Contemporaneously with this transaction, Mr. Acunto was elected chairman and chief executive officer and a director and Mrs. Acunto was elected executive vice president. Mr. Acunto held the same positions with our predecessor since its organization in January 2003. Mr. and Mrs. Acunto each received stock grants of 4,500,000 share of common stock on January 4, 2004 and 5,500,000 shares of common stock on February 20, 2004. The number of shares held by each of Mr. and Mrs. Acunto includes non-qualified stock options to purchase 5,000,000 shares of common stock.

         Gary J. Holman was our chief operating officer from March 2004 until September 2004, president from January 4, 2004 until March 2004 and a director from August 2004 until September 2004. Mr. Hohman was president of our predecessor since its organization in January 2003. Mr. Hohman received stock grants of 1,000,000 shares on January 4, 2004 and 2,000,000 shares on February 27, 2004.

         John Cammarano has been our president since March 2004 and a director since August 2004, and he was a consultant to us from February 2004 until March 2004. Mr. Cammarano received stock grants for 492,611 shares on March 18, 2004 and 500,000 shares in August 2004. In March 2004, we entered into a five-year employment agreement with Mr. Cammarano. In addition, we paid him a signing bonus of $50,000. The shares owned by Mr. Cammarano include 1,000,000 shares of common stock issuable upon exercise of non-qualified stock options.

         Anton Lee Wingeier has been our chief financial officer since March 1, 2004 and a director since August 2004. From January 2004 until February 28, 2004, Mr. Wingeier was a consultant to us. Mr. Wingeier received stock grants of 300,000 shares on February 27, 2004 and 400,000 shares on March 1, 2004.

         All of the other selling stockholders are employees of us and received stock grants in the first quarter of 2004.

         We made the restricted stock grants, described in the preceding paragraphs, pursuant to restricted stock agreements issued pursuant to our amended and restated stock incentive plan and amended and restated management incentive plan. Pursuant to these agreements, the stockholders have the right to vote the shares and to receive any dividends and distributions with respect to the shares, but cannot transfer the shares in any manner until the right to transfer vests. The right to transfer vests on the last to occur of the date stockholder approval of these plans, which occurred in April 2004, the date the shares are registered, which occurred upon filing of the registration statement of which this prospectus is a part, and the date of which the board of directors determines that the right to transfer vests, except that, in any event, the right to transfer the shares vests on the earlier of five years from the date of the restricted stock grant or the date of a change of control, as defined in the plans. As of the date of this prospectus, the right to transfer the shares issued pursuant to the restricted stock grants has not vested, except that the board of directors has consented to sales by Mr. Holman in amounts not exceeding the maximum number of shares which he may sell pursuant to Rule 144.

         Our board of directors consists of Messrs. John P. Acunto, Jr., Anton Lee Wingeier and John Cammarano, all of whom are senior executive officers. As a result, unless additional directors are elected, they have the sole right to determine when the right to transfer any of the shares issued pursuant to the restricted stock grants. The stock grants provide that when the board determines that the right to transfer shares shall vest, no grantee will be treated less favorably, in terms of the percentage of shares for which the right to transfer shall vest, then the chief executive officer.

                              PLAN OF DISTRIBUTION

         The selling stockholders named under the caption "Selling Stockholders" may sell up to 34,938,944 shares of common stock from time to time. These selling stockholders may sell their shares

         *   On the Over-the-Counter Bulletin Board.

         * To a broker-dealer, including a market maker, who purchases the shares for its own account.

         *   In private transactions or by gift.

         The selling stockholders may also pledge their shares from time to time, and the lender may sell the shares upon foreclosure.

         The shares of common stock offered by the selling stockholders have been issued as stock grants (23,938,944 shares) or are issuable pursuant nonqualified stock options granted by the board of directors (11,000,000). None of the shares of common stock issued as stock grants may be sold until the right to sell the shares has been vested. The right to transfer the shares issued as stock grants will vest on the later to occur of date of the filing of a Form 10-KSB annual report or Form 10-QSB quarterly report which reflects profitable operations of the Company for one calendar quarter or such date as the Company's board of directors shall have determined that such shares may be transferred. The board of directors may determine that some or all of the shares issued as stock grants may be transferred. As of the date of this prospectus, the board of directors has not granted the right to transfer with respect to any of these shares, except that the board of directors has consented to sales by Mr. Holman in amounts not exceeding the maximum number of shares which he may sell pursuant to Rule 144.

         The selling stockholders may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to the purchasers or they may use brokers. If they use a broker, the selling stockholders may pay a brokerage fee or commission or they may sell the shares to the broker at a discount from the market price. The purchasers of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any of the selling stockholders for the sale of any of their shares.

         The selling stockholders and broker-dealers, if any, acting in connection with sales by the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the selling stockholders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the selling stockholders with a copy of Regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

                             AVAILABLE INFORMATION

         We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

         We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

         We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deems appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the following documents with the Commission. We are incorporating these documents in this prospectus, and they are a part of this prospectus.

         (1) Our annual report on Form 10-KSB for the year ended December 31, 2003;

         (2) Our quarterly report on Form 10-QSB for the quarter ended September 30, 2004;

         (3)  Our information statement dated April 26, 2004;

         (4) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2003; and

         (5) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 10-SB, which was filed with the Commission on August 30, 2001 and amended on September 10, 2001 and March 14, 2002.

         We are also incorporating by reference in this prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, after the date of this prospectus. Such documents are incorporated by reference in this prospectus and are a part this prospectus from the date we file the documents with the Commission.

         If we file any document with the Commission that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this prospectus. You should contact Mr. Anton Lee Wingeier, Chief Financial Officer, Adsouth Partners, Inc., 1515 N. Federal Highway, Suite 418, Boca Raton, FL 33432, telephone (561) 750-0410, if you wish to receive any of such material.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by our counsel, Esanu Katsky Korins & Siger, LLP.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Marcum & Kliegman LLP and Stonefield Josephson, Inc., independent registered public accountants, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving such reports.

                                     PART II

               INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents have been filed by Adsouth Partners, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 0-33135) and are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 2003;
         (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004;
         (3) The Company's information statement dated April 26, 2004;
         (4) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2003; and
         (5) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 10-SB, which was filed with the Commission on August 30, 2001 and amended on September 10, 2001 and March 14, 2002.

         All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities hereby have been sold or which deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The exhibit index appears on page II-2 of this Registration Statement.

Item 6.  Indemnification of Officers and Directors.

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Company's by-laws provide in relevant part:

Subject to the limitations set forth at law, the Company shall have the power to indemnify any director, officer, employee and agent of the Company who was or is a party or is threatened to be made a party to any proceeding (other than by or in the right of [the Company] to procure a judgment in its favor) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings, provided that the Board shall find that the director, officer, employee or agent acted in good faith and in a manner which such person reasonably believed in the best interests of the Company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere shall not, of itself create a presumption that such person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Company or that such person had reasonable cause to believe such person's conduct was unlawful.

Subject to the limitations set forth at law, the Company shall have the power to indemnify any direct, officer, employee and agent of the Company who was or is threatened to be made a party to any threatened, pending, or completed legal action by or in the right of the Company to procure a judgment in its favor, against expenses actually and reasonably incurred by such person in connection with the defense or settlement, if the Board of Directors determine that such person acted in good faith, in a manner such person believed to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances.

Expenses incurred in defending any proceeding may be advanced by the Company prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the officer, director, employee or agent to repay such amount unless it shall be determined ultimately that the officer or director is entitled to be indemnified as authorized by such article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.  Exhibits

          4.1  Adsouth Partners, Inc. Amended and Restated Stock Incentive Plan
               (1)1
          4.2 Adsouth Partners, Inc. Amended and Restated Management Incentive Plan (1)
          4.3  Form of restricted stock grant.(2)
          4.4  Form of non-qualified stock option.(2)
          5.1  Opinion of Esanu Katsky Korins & Siger, LLP.(2)
         23.1  Consent of Marcum & Kliegman LLP (Page II-7)
         23.2  Consent of Esanu Katsky Korins & Siger, LLP (contained in Exhibit
               5.1 hereto) (2).
         23.3  Consent of Stonefield Josephson, Inc. (Page II-8)
         24.1  Power of Attorney (included on the signature page).

(1) Filed as an exhibit to the Company's Information Statement dated April 26, 2004, and incorporated herein by reference.

(2)  Previously filed.

Item 9.  Undertakings.
         -------------

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                               10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                          (ii) To reflect in the prospectus any facts or events
                               arising after the effective date of the
                               Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material information with
                               respect to the plan of distribution not
                               previously disclosed in the registration statement or any material change to such information in the registration statement;

                      provided, however, that paragraphs (a)(1)(i) and
                      (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 24th day of January, 2005.

                                  ADSOUTH PARTNERS, INC.


                                  By:/S/_____________________________

                                        John P. Acunto, Jr.
                                        Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes John P. Acunto, Jr., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                               Title                               Date
---------                               -----                               ----
/S/_____________________________      Chairman, Chief Executive Officer     January 24, 2005
   John P. Acunto, Jr.                  and Director
   (Principal Executive Officer)


/S/_____________________________      Chief Financial and Accounting        January  24, 2005
   Anton Lee Wingeier                   Officer and Director
   (Principal Financial
   and Accounting Officer)


/S/_____________________________      Director                              January  24, 2005
   John Cammarano


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the incorporation by reference in this Registration Statement on Form S-8, File No. 333-118049, of our report dated February 25, 2004 with respect to our audit of the financial statements of Adsouth Partners, Inc. (formerly Zenith Technology, Inc.) for the year ended December 31, 2003 and our report dated February 6, 2004 with respect to the audit of the financial statements of Ad South, Inc. as of December 31, 2003 and for the period July 8, 2003 (date of inception) to December 31, 2003, which are incorporated by reference in this Registration Statement, and to the reference to our firm under the heading "Experts" in the Prospectus.

                                            Marcum & Kliegman LLP
                                            Certified Public Accountants

New York, New York
January 21, 2005

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the use in this Registration Statement on Form S-8 of our report dated April 22, 2003 with respect to the December 31, 2002 financial statements of Adsouth Partners, Inc., formerly Zenith Technology, Inc. (the "Company"), which were included as Exhibit 99.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated by reference in this Registration Statement, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

/S/ Stonefield Josephson, Inc.


Santa Monica, California
January 21, 2005